SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

______________________________

Date of Report (Date of earliest event reported) October 27, 2004

Regal-Beloit Corporation

(Exact name of registrant as specified in its charter)

Wisconsin 1-7283 39-0875718

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

200 State Street, Beloit, Wisconsin 53511

(Address of principal executive offices) (Zip Code)

(608) 364-8800

Registrant's telephone number, including area code

Item 7.01. Regulation FD Disclosure.

On October 27, 2004, REGAL-BELOIT CORPORATION (the “Company”) issued a press release disclosing, among other things, the Company’s third quarter financial results for the reporting period ended September 28, 2004. A copy of the Company’s press release is attached as Exhibit 99 to this Current Report on Form 8-K (this “Current Report”).

The Company intends that certain matters disclosed in this Current Report (including the exhibit hereto) are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control that could cause actual results to differ materially from those anticipated as of October 27, 2004. Factors that could cause such a variance include, but are not limited to, cyclical downturns affecting the markets for capital goods, substantial increases in interest rates which impact the cost of the Company’s outstanding debt, the success of the Company’s management in increasing sales and maintaining or improving the operating margins of its business, the availability of or material increases in the costs of select raw materials or parts, actions taken by competitors, and the Company’s ability to satisfy various covenant requirements under its credit facility. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Current Report (including the exhibit hereto) are made only as of October 27, 2004, and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances.

Item 9.01. Financial Statements and Exhibits.

  1. Not applicable.<

  2. Not applicable.

  3. Exhibits. The following exhibit is being filed herewith.

(99) Press Release of REGAL-BELOIT CORPORATION dated October 27, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

REGAL-BELOIT CORPORATION

By: (s) David A. Barta

David A. Barta

Vice President, Chief Financial Officer

Dated: October 27, 2004

Exhibit 99

REGAL-BELOIT REPORTS 39% INCREASE

IN THIRD QUARTER 2004 EARNINGS PER SHARE

October 27, 2004 (Beloit, WI): James L. Packard, Chairman and Chief Executive Officer of REGAL-BELOIT CORPORATION (AMEX:RBC), today announced third quarter 2004 financial results.

Net income in the third quarter of 2004 was $8.9 million, a 37.1% increase from $6.5 million reported in the third quarter of 2003. For the first nine months of 2004, net income rose 22.8% to $23.4 million as compared to the $19.1 million reported for the first nine months of 2003. Earnings per share were $.36 and $.94 for the third quarter and first nine months of 2004, respectively, increases of 38.5% and 23.7% from $.26 and $.76 per share in the comparable periods of 2003. Results for the third quarter of 2004 include the impact of the acquisition of General Electric’s commercial AC motor business which was completed on August 30, 2004. The commercial AC motor business was, as expected, neutral to earnings for the month. The third quarter results also included the impact of a gain on the sale of real estate located in the United Kingdom and the favorable tax treatment of the transaction. This net gain, which is reflected as a reduction of operating expense, was partially offset by the non-cash write down of certain other assets including real estate and equipment being marketed for sale. The net gain added $1.0 million after tax to the results for the quarter.

Third quarter net sales of the Company increased 21.9% to $193.9 million from $159.0 million in the third quarter of 2003, establishing another quarterly sales record for the Company. Excluding the impact of the commercial AC motor acquisition, sales were $180.2 million, an increase of 13.3%. Sales for the quarter were strong in both operating segments with Mechanical Group sales increasing 12.6% and Electrical Group sales increasing 13.6% excluding the impact of the acquisition. For the first nine months of the year, sales increased 14.5% to $534.6 million as compared to the $467.0 million in the comparable period of 2003. The Company continued to see a broad-based increase in demand throughout the Company’s markets.

Income from operations increased 30.0% to $15.6 million from $12.0 million for the third quarter of 2003. The gross profit for the quarter was 22.1% of sales, down 80 basis points from the same period last year. Material inflation significantly dampened the margin performance of the Company as previously implemented price increases did not offset the added levels of inflation that occurred in the quarter. For the first nine months, income from operations increased 17.8% to $42.2 million from $35.8 million for the first nine months of 2003.

The Company’s long-term debt increased to $275.3 million at the end of the quarter from $214.5 million at the end of the second quarter. The increase was due to the purchase of General Electric’s Commercial AC motor business which was completed on August 30, 2004, offset by the positive cash flow for the quarter.

“We continue to be encouraged with the demand for our products and are excited to report a record sales quarter for the company,” said Packard, Chairman and CEO. “While the quarter brought further challenges in the form of raw material price inflation, we are continuing to execute our strategy and act to maximize the performance of our businesses. The integration of the commercial AC motor business is proceeding very well and we are even more encouraged about the potential for this business.”

“Earnings for the fourth quarter will be in a range of $.26 - $.30 per share,” Packard added. “This guidance reflects some normal seasonal slowing in our business and continued challenges in the raw material markets, partially offset by pricing actions that are being executed in the quarter. Also included in the guidance is approximately $.015 per share of one-time costs related to the fourth quarter closure of the Electra-Gear facility in Anaheim, California. Production from this facility will be transferred to other existing facilities.”

REGAL-BELOIT will be holding a telephone conference call pertaining to this news release at 10:00 AM CDT (11:00 AM EDT) on Wednesday, October 27, 2004. Interested parties should call 800-559-2403 a few minutes before the call is scheduled, referencing the REGAL-BELOIT conference call. A replay of the call will be available from through November 5, 2004 at 877-213-9653, access code 10174833.

REGAL-BELOIT CORPORATION is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout North America, and in Mexico, Europe and Asia.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this news release may be forward looking statements. Actual results may differ from those contemplated. Forward looking statements involve risks and uncertainties, including but not limited to, the following risks: 1) cyclical downturns affecting the markets for capital goods, 2) substantial increases in interest rates that impact the cost of the Company’s outstanding debt, 3) our success in increasing sales and maintaining or improving the operating margins of our businesses, 4) the availability of or material increases in the costs of select raw materials or parts, 5) actions taken by our competitors, and 6) our ability to satisfy various covenant requirements under our credit facility. Investors are directed to the Company’s documents, such as its Annual Report on Form 10-K and Form 10-Q’s filed with the Securities and Exchange Commission.

Corporate Offices

200 State Street - Beloit, WI 53511-6254

608-364-8808 - Fax: 608-364-8818

Website: 288: www.regal-beloit.com

STATEMENT OF INCOME		(Unaudited)
In Thousands of Dollars	Nine Months Ended,		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2004	2003	2004	2003
Net Sales	$193,888	$159,031	$534,624	$467,000
Cost of Sales	150,944	122,599	412,652	356,951
Gross Profit	42,944	36,432	121,972	110,049
Operating Expenses	27,353	24,436	79,763	74,206
Income From Operations	15,591	11,996	42,209	35,843
Interest Expense	1,722	1,612	4,558	4,907
Interest Income	55	8	87	50
Income Before Income Taxes & Minority Interest	13,924	10,392	37,738	30,986
Provision For Income Taxes	4,435	3,667	12,996	11,390
Income Before Minority Interest	9,489	6,725	24,742	19,596
Minority Interest in Income, Net of Tax	562	215	1,326	535
Net Income	$ 8,927	$ 6,510	$23,416	$19,061
Per Share of Common Stock:
Earnings Per Share	$ .37	$ .26	$ .95	$ .76
Earnings Per Share-Assuming Dilution	$ .36	$ .26	$ .94	$ .76
Cash Dividends Declared	$ .12	$ .12	$ .36	$.36
Average Number of Shares Outstanding	24,456,271	25,031,656	24,647,965	25,029,364
Average Number of Shares-Assuming Dilution	24,724,845	25,285,081	24,893,397	25,238,663

CONDENSED BALANCE SHEET
In Thousands of Dollars
	(Unaudited)	(Audited)
Assets	September 28, 2004	December 31, 2003
Current Assets:
Cash and Cash Equivalents	$ 20,834	$ 9,100
Receivables, less reserves of $1,520 in 2004 and $1,432 in 2003	124,196	85,468
Inventories	166,702	131,121
Other Current Assets	17,836	11,738
Total Current Assets	329,568	237,427
Net Property, Plant and Equipment	173,881	169,098
Goodwill	340,212	311,216
Other Noncurrent Assets	21,962	16,704
Total Assets	$865,623	$734,445
Liabilities and Shareholders’ Investment
Current Liabilities	$124,066	$ 77,326
Long-Term Debt	275,285	195,677
Other Noncurrent Liabilities	64,112	62,738
Shareholders’ Investment	402,160	398,704
Total Liabilities and Shareholders’ Investment	$865,623	$734,445

NOTES TO FINANCIAL STATEMENT

1. Certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted from these statements, and therefore these statements should be read in conjunction with the Company’s 2003 Annual Report and Securities and Exchange Commission filings.

2. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year. Certain items, such as income taxes, LIFO charges, and various other accruals, are included in these statements based on estimates for the entire year.

3. In 2004, the Company changed to a fiscal calendar based on equal 21 working day months, which resulted in September 28, 2004 being the fiscal third quarter end. In 2003, the Company’s fiscal calendar was the calendar month end.

SEGMENT INFORMATION

In Thousands of Dollars

	(Unaudited)
	Mechanical Group				Electrical Group
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	Sept. 28,	Sept 30,	Sept 28,	Sept 30,	Sept 28,	Sept 30,	Sept 28,	Sept. 30,
	2004	2003	2004	2003	2004	2003	2004	2003
Net Sales	$50,119	$44,528	$148,159	$135,997	$143,769	$114,503	$386,465	$331,003
Income From Operations	$5,021	$3,636	$11,655	$10,191	$10,570	$8,360	$30,554	$25,652